Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qumu Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333‑161262, 333-147344, 333-34788, 333-53875, 333-69550, 333-106901, 333-127244, 333-176145, 333-177836, and 333-187616) on Form S-8 of Qumu Corporation and subsidiaries of our report dated March 14, 2014, with respect to the consolidated balance sheets of Qumu Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10‑K of Qumu Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
March 14, 2014